Exhibit 99.1

News Release

Analysts and Media Contact:

Susan Kappes (972) 855-3729

Atmos Energy Corporation Reports Strong Nonutility Performance

For the Fiscal 2006 Second Quarter and Six Months; Sharpens 2006 Guidance

DALLAS (May 4, 2006)—Atmos Energy Corporation (NYSE:ATO) today reported consolidated results for its fiscal 2006 second quarter and six months ended March 31, 2006.

•	For the fiscal 2006 second quarter net income was $88.8 million, or $1.10 per diluted share, compared with net income of $88.5 million, or $1.11 per diluted share in the prior-year quarter.

•	Nonutility businesses contributed $34.2 million of net income, or $0.42 per diluted share in the fiscal 2006 second quarter, largely due to capturing favorable arbitrage spreads in a volatile market coupled with higher transportation and related services margins.

•	Utility gross profit for the fiscal 2006 second quarter was negatively affected by approximately $24.3 million due to weather that was 16 percent warmer than normal, as adjusted for jurisdictions with weather-normalized rates. Weather in the Mid-Tex Division was 32 percent warmer than normal, which negatively impacted gross profit in the current quarter by about $17.9 million. Atmos Energy’s budgeted earnings for the full 2006 fiscal year reflect 30-year normal weather.

•	Second quarter results reflect a $2.7 million adverse impact on gross profit due to the loss of customers as a result of Hurricane Katrina. As previously disclosed, the company projected a reduction in gross profit of between $10.0 million and $12.0 million for the 2006 fiscal year due to Hurricane Katrina. Based upon fiscal year to date results, the company now projects a reduction in gross profit to be only $8.0 million to $10.0 million for the full 2006 fiscal year. The company’s budgeted results are based on 30-year normal weather.

For the six months ended March 31, 2006, net income was $159.8 million, or $1.98 per diluted share, compared with net income of $148.1 million, or $1.90 per diluted share for the same period last year. Diluted earnings per share increased year over year, despite a 4 percent increase in weighted average shares outstanding. The nonutility businesses contributed $56.8 million of net income, or $0.70 per diluted share for the current six-month period. Gross profit at the utility for the six months ended March 31, 2006, was adversely affected by approximately $32.3 million due to weather that was 12 percent warmer than normal, as adjusted for jurisdictions with weather-normalized rates. For the six months of fiscal 2006, weather in the Mid-Tex Division was 26 percent warmer than normal, which accounted for approximately $22.4 million of the reduction in utility gross profit.

“The unseasonably warm winter weather has certainly affected our business, but much of the negative impact of this weather on our earnings was offset by the continued strong performance of our nonutility businesses, especially our natural gas marketing operations,” said Robert W. Best, chairman, president and chief executive officer of Atmos Energy Corporation. “Almost half of our customer base is in the Mid-Tex Division, which does not have weather-normalized rates. As a result, the full potential of this part of our business has not yet been realized. However, we are working on a solution to decouple our utility margins from weather and ultimately, conservation and regulatory lag.”

Results for the 2006 Second Quarter Ended March 31, 2006

Consolidated gross profit for the three months ended March 31, 2006, was $405.4 million, compared with $375.9 million for the three months ended March 31, 2005. The $29.5 million increase in consolidated gross profit reflects improved results primarily in the natural gas marketing segment, partially offset by lower utility segment results.

Utility gross profit decreased $7.4 million to $315.7 million in the current quarter, compared with $323.1 million in the same period last year, before intersegment eliminations. Consolidated utility throughput decreased to 142.9 billion cubic feet (Bcf) for the three months ended March 31, 2006, compared with 160.1 Bcf for the prior-year quarter. Approximately $14.7 million of the reduction in utility gross profit and related throughput reflects the adverse impact of weather, as adjusted for jurisdictions with weather-normalized rates that was 6 percent warmer than the prior-year quarter. Additionally, gross profit decreased due to the adverse impact of Hurricane Katrina. These decreases were partially offset by approximately $2.9 million of increased margins arising from rate adjustments under the Texas Gas Reliability Infrastructure Program (GRIP) in the fiscal 2006 second quarter.

Natural gas marketing gross profit was $44.0 million for the three months ended March 31, 2006, compared with $11.2 million in the same quarter last year, before intersegment eliminations. The $32.8 million improvement primarily reflects a favorable unrealized margin variance, compared with the prior-year quarter. For the fiscal 2006 second quarter, the storage and marketing margin of $44.0 million included a positive $12.4 million mark-to-market impact, which resulted from the change in value of the physical/financial portfolio from December 31, 2005. For the second quarter of fiscal 2005, the storage and marketing margin of $11.2 million included a negative $20.7 million mark-to-market impact, which resulted from the change in value of the physical/financial portfolio from December 31, 2004. As of March 31, 2006, the physical storage position was 23.6 Bcf with equal and offsetting financial hedges, compared to a physical storage position of 12.5 Bcf at March 31, 2005. Consolidated natural gas marketing sales volumes were 69.5 Bcf for the three months ended March 31, 2006, compared with 66.6 Bcf in the prior-year quarter.

Pipeline and storage gross profit increased $4.2 million to $45.3 million for the three months ended March 31, 2006, compared with $41.1 million in the prior-year quarter. The increase was primarily attributable to Atmos Pipeline & Storage, LLC capturing more favorable arbitrage spreads around its asset management contracts and higher transportation and related services margins in the Atmos Pipeline-Texas Division. These increases were partially offset by decreased throughput, before intersegment eliminations, of about 8.0 Bcf on the Atmos Pipeline–Texas system primarily due to warmer-than-normal weather in the Mid-Tex Division, coupled with the absence of inventory sales of $3.0 million realized in the prior-year period.

Consolidated operation and maintenance expense for the three months ended March 31, 2006, was $112.7 million, compared with $103.4 million for the three months ended March 31, 2005. Excluding the provision for doubtful accounts, operation and maintenance expense for the three months ended March 31, 2006, increased $4.8 million compared with the prior-year quarter, primarily due to higher employee costs associated with increased headcount and increased benefit costs. The provision for doubtful accounts increased from $2.8 million for the three months ended March 31, 2005, to $7.3 million for the three months ended March 31, 2006. The $4.5 million increase primarily was attributable to increases in the utility segment provision due to the increased risk of collecting higher customer bills caused by higher natural gas prices. In the utility segment, the average cost of natural gas for the three months ended March 31, 2006, was $10.13 per thousand cubic feet (Mcf), compared with $7.12 per Mcf for the three months ended March 31, 2005.

Taxes, other than income taxes, for the three months ended March 31, 2006, were $64.8 million, compared with $55.0 million for the prior-year quarter. The $9.8 million increase was primarily related to franchise fees and state gross receipts taxes, both of which are calculated as a percentage of revenue and are paid by utility customers as a component of their monthly bills. Although these amounts are included as a component of revenue in accordance with the company’s tariffs, timing differences between when these amounts are billed to customers and when the company recognizes the associated expense may favorably or unfavorably affect net income on a temporary basis. However, there is no permanent effect on net income.

Interest charges for the three months ended March 31, 2006, were $35.5 million, compared with $33.1 million for the prior-year quarter. The $2.4 million increase was primarily due to higher average outstanding short-term debt balances used to fund natural gas purchases at significantly higher prices, coupled with an increase in the three-month LIBOR rate. These increases were partially offset by $1.2 million in interest savings arising from the early payoff of $72.5 million of the company’s First Mortgage Bonds in June 2005.

Miscellaneous expense for the three months ended March 31, 2006, was $2.4 million compared to miscellaneous income for the prior-year quarter of $1.0 million. The $3.4 million increased expense was primarily due to a $3.3 million charge recorded during the fiscal 2006 second quarter associated with an adverse regulatory ruling in Tennessee related to the calculation of a performance-based rate mechanism associated with gas purchases.

Results for the Six Months Ended March 31, 2006

Consolidated gross profit for the six months ended March 31, 2006, was $752.0 million, compared with $698.0 million for the six months ended March 31, 2005.

Utility gross profit increased to $595.9 million for the six months ended March 31, 2006, compared with $580.4 million in the same period last year, before intersegment eliminations. Consolidated utility throughput decreased to 268.7 Bcf for the six months ended March 31, 2006, compared with 279.0 Bcf for the prior-year period. The increase in utility gross profit primarily reflects higher franchise fees and state gross receipts taxes year over year, which are paid by utility customers and have no permanent effect on net income. Additionally, margins increased by approximately $4.5 million due to rate adjustments resulting from the company’s 2004 and 2005 GRIP filings. These increases were partially offset by the negative impact of

Hurricane Katrina on the company’s operations. Additionally, weather, as adjusted for jurisdictions with weather-normalized operations, was 1 percent warmer than the prior-year period, which resulted in a decrease in consolidated utility throughput and a corresponding $5.9 million decrease in utility gross profit.

Natural gas marketing gross profit was $70.3 million for the six months ended March 31, 2006, compared with $38.0 million in the same period last year, before intersegment eliminations. The $32.3 million improvement reflects Atmos Energy Marketing’s ability to capture higher margins in a volatile natural gas market in the storage and marketing operations, partially offset by an unfavorable movement in unrealized margin. For the six months ended March 31, 2006, the storage and marketing margin of $70.3 million included a negative $17.2 million mark-to-market impact, which resulted from the change in value of the physical/financial portfolio from September 30, 2005. For the six months ended March 31, 2005, the storage and marketing margin of $38.0 million included a negative $10.1 million mark-to-market impact, which resulted from the change in value of the physical/financial portfolio from September 30, 2004. Consolidated natural gas marketing sales volumes were 140.9 Bcf for the six months ended March 31, 2006, compared with 126.9 Bcf in the prior-year period.

Pipeline and storage gross profit was $85.0 million for the six months ended March 31, 2006, compared with $78.6 million for the six months ended March 31, 2005. The increase was primarily attributable to Atmos Pipeline & Storage, LLC capturing more favorable arbitrage spreads in its asset management contracts, coupled with increased throughput on the Atmos Pipeline–Texas system and higher transportation and related services margins. These increases were partially offset by the absence of inventory sales of $3.0 million realized in the prior-year period.

Consolidated operation and maintenance expense for the six months ended March 31, 2006, was $220.9 million compared with $214.2 million for the six months ended March 31, 2005. Excluding the provision for doubtful accounts, operation and maintenance expense for the six months ended March 31, 2006, increased $0.9 million compared with the same period in 2005. The increase was primarily attributable to a net increase in administrative costs year-over-year. Additionally, the company recognized a $2.0 million charge for Hurricane Katrina-related losses during the first quarter of fiscal 2006; however, this increase was offset by the absence of $2.1 million of merger and integration expenses that were fully amortized in the fiscal 2005 first quarter. The provision for doubtful accounts increased $5.8 million to $16.0 million for the six months ended March 31, 2006, compared with $10.2 million in the prior-year period. The increase was mainly attributable to increases in the utility segment provision due to increased collection risk associated with higher customer bills as a result of higher natural gas prices. In the utility segment, the average cost of natural gas for the six months ended March 31, 2006, was $10.91 per Mcf, compared with $7.16 per Mcf for the six months ended March 31, 2005.

Taxes, other than income taxes, for the six months ended March 31, 2006, were $110.2 million, compared with $93.6 million for the prior-year period. The $16.6 million increase was primarily related to franchise fees and state gross receipts taxes, which do not have a permanent effect on net income, as explained above.

Interest charges for the six months ended March 31, 2006, were $71.7 million, compared with $65.6 million for the six months ended March 31, 2005. The $6.1 million increase was primarily due to higher average outstanding short-term debt balances used to fund natural gas purchases at significantly higher prices, coupled with an increase in the three-month LIBOR rate. These increases were partially offset by $2.4 million in interest savings arising from the early payoff of $72.5 million of the company’s First Mortgage Bonds in June 2005.

Miscellaneous expense for the six months ended March 31, 2006, was $2.0 million, compared with miscellaneous income of $1.3 million for the six months ended March 31, 2005. The increased expense was attributable to the aforementioned $3.3 million charge in Tennessee during the fiscal 2006 second quarter.

For the six months ended March 31, 2006, cash flow generated from operating activities provided cash of $148.4 million, compared with a $400.1 million cash inflow from operations for the same period last year. Period over period, operating cash flow was adversely impacted by significantly higher natural gas prices, which increased the levels of accounts receivable, natural gas inventories and under-collected deferred gas costs compared with the prior-year period. These adverse changes were partially offset by reduced cash margin deposit requirements to collateralize certain risk management positions.

Capital expenditures increased to $213.2 million for the six months ended March 31, 2006, from $137.5 million for the six months ended March 31, 2005. The $75.7 million increase in capital expenditures primarily reflects increased spending associated with the company’s North Side Loop project in the Dallas/Fort Worth Metroplex and other pipeline expansion projects in the Atmos Pipeline–Texas Division, as well as various capital projects in the Mid-Tex Division.

Outlook

Atmos Energy’s leadership remains focused on enhancing shareholder value by delivering consistent earnings growth and providing a sound and attractive dividend. As a result of additional short-term borrowings to fund natural gas purchases and meet working capital requirements during the winter heating season, the debt to capitalization ratio typically reaches its peak at the end of the fiscal first quarter and begins to trend downward thereafter. At March 31, 2006, the ratio of debt to total capitalization was 58.9 percent compared with 61.9 percent at December 31, 2005. Atmos Energy remains committed to reducing the debt to capitalization ratio to a targeted range of 50 to 55 percent within two to four years.

The company believes that despite the unseasonably warm weather that negatively impacted its utility results, continued natural gas price volatility creates the potential for the complementary nonutility businesses to deliver stronger results, thereby partially offsetting the impact of warmer weather on the company’s utility operations. As a result, Atmos Energy anticipates earnings per diluted share in the full 2006 fiscal year to be at the lower end of the previously announced range of $1.80 to $1.90. However, changes in these events or other circumstances that the company cannot currently anticipate, could materially impact earnings, and could result in earnings for the fiscal 2006 year that are significantly above or below this outlook.

Conference Call to be Webcast May 5, 2006

Atmos Energy Corporation will host a conference call with financial analysts to discuss the financial results for the second quarter and first six months of fiscal 2006 on Friday, May 5, 2006, at 8 a.m. CDT. The telephone number is 800-218-9073. The conference call will be webcast live on the Atmos Energy Web site at www.atmosenergy.com. A slide presentation also will be available on the company’s Web site, and a playback of the call will be available on the Web site later that day. Atmos Energy officers who will participate in the conference call include: Bob Best, chairman, president and chief executive officer; Pat Reddy, senior vice president and chief financial officer; Earl Fischer, senior vice president, utility operations; Mark Johnson, senior vice president, nonutility operations; Fred Meisenheimer, vice president and controller; Laurie Sherwood, vice president, corporate development, and treasurer; and Susan Kappes, vice president, investor relations.

Highlights and Recent Developments

Senior Leadership Changes

On March 31, 2006, Atmos Energy named Mark H. Johnson to succeed the retiring JD Woodward as senior vice president, nonutility operations, effective April 1, 2006. Johnson previously held the position of vice president, nonutility operations and president of Atmos Energy Marketing, LLC.

On April 13, 2006, Atmos Energy announced that Kim R. Cocklin will succeed R. Earl Fischer as senior vice president, utility operations. R. Earl Fischer will be retiring October 1, 2006. Cocklin, who will begin transitioning into his new role this summer, joins the company from Piedmont Natural Gas Company, where he most recently was senior vice president, general counsel and chief compliance officer.

Missouri Rate Filing

On April 7, 2006, Atmos Energy announced that it had requested its first gas rate increase in Missouri in more than nine years primarily due to increased operating costs and investments to maintain service reliability and safety for its customers. The company asked the Missouri Public Service Commission to increase its revenues in Missouri by approximately $3.4 million, or 5.9 percent. Atmos Energy serves approximately 60,000 residential, commercial and industrial natural gas customers in Missouri.

Forward-Looking Statements

The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company’s other documents or oral presentations, the words “anticipate,” “believes,” “estimate,” “expects,” “forecast,” “goal,” “intends,” “objective,” “plans,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks relating to the acquisition of the operations of TXU Gas, the company’s ability to continue to access the capital markets and the other factors discussed in the company’s SEC filings. These factors include the risks and uncertainties discussed in the company’s Form 10-K for the fiscal year ended September 30, 2005, and the Company’s Form 10-Q for the three months ended December 31, 2005. Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is the country’s largest natural gas-only distributor, serving about 3.2 million gas utility customers. Atmos Energy’s utility operations serve more than 1,500 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy’s nonutility operations, organized under Atmos Energy Holdings, Inc., operate in 22 states. They provide natural gas marketing and procurement services to industrial, commercial and municipal customers and manage company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Atmos Energy is a Fortune 500 company. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation

Financial Highlights (Unaudited)

Statements of Income	Three Months Ended March 31		Percentage Change
(000s except per share)	2006	2005
Operating revenues:
Utility segment	$1,447,620	$1,235,377
Natural gas marketing segment	818,629	512,891
Pipeline and storage segment	45,483	45,546
Other nonutility segment	1,595	1,278
Intersegment eliminations	(279,481)	(110,007)

	2,033,846	1,685,085
Purchased gas cost:
Utility segment	1,131,885	912,309
Natural gas marketing segment	774,652	501,731
Pipeline and storage segment	211	4,407
Other nonutility segment	—	—
Intersegment eliminations	(278,305)	(109,256)

	1,628,443	1,309,191

Gross profit	405,403	375,894	8%

Operation and maintenance expense	112,698	103,420	9%
Depreciation and amortization	47,076	45,326	4%
Taxes, other than income	64,796	54,967	18%

Total operating expenses	224,570	203,713	10%

Operating income	180,833	172,181	5%

Miscellaneous income (expense)	(2,439)	958	(355)%
Interest charges	35,492	33,073	7%

Income before income taxes	142,902	140,066	2%
Income tax expense	54,106	51,564	5%

Net income	$88,796	$88,502	—

Basic net income per share	$1.10	$1.12
Diluted net income per share	$1.10	$1.11

Cash dividends per share	$.315	$.310

Weighted average shares outstanding:
Basic	80,573	79,270
Diluted	81,040	79,760

	Three Months Ended March 31		Percentage
Summary Net Income by Segment (000s)	2006	2005	Change
Utility	$54,628	$73,651	(26)%
Natural gas marketing	21,932	3,791	479%
Pipeline and storage	12,087	10,638	14%
Other nonutility	149	422	(65)%

Consolidated net income	$88,796	$88,502	—

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Statements of Income	Six Months Ended March 31		Percentage Change
(000s except per share)	2006	2005
Operating revenues:
Utility segment	$2,852,630	$2,149,058
Natural gas marketing segment	1,920,474	1,006,692
Pipeline and storage segment	85,195	89,236
Other nonutility segment	3,087	2,637
Intersegment eliminations	(543,720)	(193,914)

	4,317,666	3,053,709
Purchased gas cost:
Utility segment	2,256,714	1,568,679
Natural gas marketing segment	1,850,178	968,688
Pipeline and storage segment	211	10,628
Other nonutility segment	—	—
Intersegment eliminations	(541,430)	(192,283)

	3,565,673	2,355,712

Gross profit	751,993	697,997	8%

Operation and maintenance expense	220,915	214,197	3%
Depreciation and amortization	90,336	89,323	1%
Taxes, other than income	110,212	93,622	18%

Total operating expenses	421,463	397,142	6%

Operating income	330,530	300,855	10%

Miscellaneous income (expense)	(1,991)	1,343	(248)%
Interest charges	71,681	65,615	9%

Income before income taxes	256,858	236,583	9%
Income tax expense	97,035	88,482	10%

Net income	$159,823	$148,101	8%

Basic net income per share	$1.99	$1.92
Diluted net income per share	$1.98	$1.90

Cash dividends per share	$.630	$.620

Weighted average shares outstanding:
Basic	80,444	77,290
Diluted	80,911	77,769

	Six Months Ended March 31		Percentage
Summary Net Income by Segment (000s)	2006	2005	Change
Utility	$103,041	$110,674	(7)%
Natural gas marketing	33,384	17,053	96%
Pipeline and storage	23,254	19,722	18%
Other nonutility	144	652	(78)%

Consolidated net income	$159,823	$148,101	8%

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	March 31,	September 30,
(000s)	2006	2005
Net property, plant and equipment	$3,511,042	$3,374,367

Cash and cash equivalents	48,899	40,116
Cash held on deposit in margin account	13,537	80,956
Accounts receivable, net	793,019	454,313
Gas stored underground	440,946	450,807
Other current assets	195,412	238,238

Total current assets	1,491,813	1,264,430

Goodwill and intangible assets	737,495	737,787
Deferred charges and other assets	256,701	276,943

	$5,997,051	$5,653,527

Shareholders’ equity	$1,706,291	$1,602,422
Long-term debt	2,181,120	2,183,104

Total capitalization	3,887,411	3,785,526

Accounts payable and accrued liabilities	708,134	461,314
Other current liabilities	380,026	503,368
Short-term debt	262,315	144,809
Current maturities of long-term debt	3,308	3,264

Total current liabilities	1,353,783	1,112,755

Deferred income taxes	287,841	292,207
Deferred credits and other liabilities	468,016	463,039

	$5,997,051	$5,653,527

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Six Months Ended March 31
(000s)	2006	2005
Cash flows from operating activities

Net income	$159,823	$148,101
Depreciation and amortization	90,670	89,800
Deferred income taxes	58,199	42,605
Changes in assets and liabilities	(167,888)	116,272
Other	7,587	3,315

Net cash provided by operating activities	148,391	400,093

Cash flows from investing activities

Capital expenditures	(213,230)	(137,466)
Acquisitions	—	(1,912,532)
Other, net	(2,842)	(1,957)

Net cash used in investing activities	(216,072)	(2,051,955)

Cash flows from financing activities

Net increase in short-term debt	117,506	—
Net proceeds from issuance of long-term debt	—	1,385,847
Repayment of long-term debt	(2,162)	(3,849)
Settlement of Treasury lock agreements	—	(43,770)
Cash dividends paid	(50,933)	(49,211)
Net proceeds from equity offering	—	382,014
Issuance of common stock	12,053	26,025

Net cash provided by financing activities	76,464	1,697,056

Net increase in cash and cash equivalents	8,783	45,194
Cash and cash equivalents at beginning of period	40,116	201,932

Cash and cash equivalents at end of period	$48,899	$247,126

	Three Months Ended March 31		Six Months Ended March 31
Statistics	2006	2005	2006	2005
Heating degree days *	1,330	1,422	2,387	2,415
Percent of normal *	84%	90%	88%	89%
Consolidated utility gas throughput (MMcf as metered)	142,873	160,099	268,663	279,034
Consolidated natural gas marketing sales volumes (MMcf)	69,450	66,644	140,946	126,940
Consolidated pipeline transportation volumes (MMcf)	83,428	84,208	173,041	156,961
Natural gas meters in service	3,228,708	3,185,612	3,228,708	3,185,612
Utility average cost of gas	$10.13	$7.12	$10.91	$7.16

*	Adjusted for weather-normalized operations.

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